Exhibit 10.1
February 19, 2025

Andréa Carter
Address on file with the Company
Dear Andréa,
I am pleased to officially extend an offer for you to join the Allstate Insurance Company as EVP, Chief Human Resources Officer. We are excited about the prospect of you joining the team and are confident your career with us will be enjoyable and rewarding. We look forward to your reply by February 26, 2025.
The terms and conditions of this offer are briefly outlined below and are contingent upon successful completion of your pre-employment background check.
Compensation

Base Salary/Perquisites:	Your annualized base salary will be $700,000 ($26,923 will be paid bi-weekly). Subsequent increases in base salary, generally awarded on an annual basis in March, will be dependent on enterprise-wide guidelines and your performance. You are eligible to receive an annual perquisite allowance of $13,560 ($521.54 will be paid biweekly).
Annual Incentive Plan (AIP):	You will be eligible to participate in the Annual Incentive Plan (AIP). Your target incentive opportunity is 125% of your base salary. If the maximum corporate and business unit performance level is achieved, the maximum incentive funding is 200% of your target incentive opportunity. Please keep in mind the annual incentive award is 100% discretionary and your individual award may be higher or lower based on your individual performance and leader discretion. For 2025, your annual incentive award will be pro-rated based on your hire date and payable in March of 2026. Annual cash incentive awards, if any, are payable in March of the year following the performance period.
Equity:
Your target equity opportunity is 275% of your base salary. For 2025, your annual equity award will be pro-rated based on your hire date. The pro-rata award will be granted 60% in Performance Stock Awards (PSA), 20% in Restricted Stock Units (RSU), and 20% in stock options.

Equity awards are generally granted annually, with manager discretion and with the approval of the Board.
•Stock options have a ten-year term and vest one third on each of the first, second, and third anniversaries of the grant date.
•Restricted Stock Units vest one third on each of the first, second, and third anniversaries of the grant date.
•Performance Stock Awards that are earned will convert into shares of Allstate stock on the third anniversary of the grant date.
•RSUs and PSAs accumulate quarterly dividend equivalents in cash payable upon vesting.

Sign-on Bonus – Cash and/or Equity:
You will be eligible to receive a one-time cash sign-on bonus of $720,000, less applicable withholdings, payable within 60 days of your start date. You must be employed by Allstate on the date the bonus is payable in order to receive the sign-on bonus. A pro-rated amount must be repaid to Allstate should you terminate from Allstate within 24 months, except for termination of employment as a result of change in control, reorganization, reduction in workforce, death or disability.

You will be eligible to receive an equity sign-on grant of $2,250,000 in Restricted Stock Units with a 3-year ratable vesting. The restricted stock units will be granted to you no later than 60 days following your first day of employment.

Benefits

Relocation Assistance/ Commuting:	You will be eligible for relocation or an allowance in lieu of relocation if you choose not to relocate to Chicago. Allowance in lieu of relocation is $61,218 of which $17,500 will be taxable and $43,718 will be grossed up for taxes. You will be expected to be in person in the Chicago offices approximately 8 days per month, along with other in person events, as required.
Vacation and Holidays:	Your Paid Time Off (PTO) bank of 25 days will be prorated during the first calendar year. This PTO bank is in addition to 9 company paid holidays.
Health and Welfare:
You are eligible to participate in our medical plan on your first day of employment. Coverage under the medical plan is not subject to pre-existing limitations. Please visit www.allstategoodlife.com to review specific benefits information (“New to Allstate?” and “Benefits Overview” tabs).

401(k) and Pension:
You will be automatically enrolled in the Allstate 401(k) Savings Plan unless you decline enrollment as provided in the plan. You can make pre-tax, Roth 401(k) and/or after-tax deposits to your account. The maximum company match is 4% of your eligible pay if you contribute at least 6% of your eligible pay.

The Allstate Retirement Plan provides you a cash balance pension benefit based on pay credits and interest credits. You will become eligible for the Plan upon completing one year of service, after which you will receive retroactive pay credits back to your date of hire. Pay credits are based on your compensation and years of service.

Under our current policy, the 401(k) benefit vests after two years of service and the pension benefit vests after three years of service. Please note that you are always fully vested in your contributions to the Allstate 401(k) Savings Plan, including any rollover funds. All compensation and benefit programs are subject to future modifications.

Restrictive Covenants – Allstate Compensation Plans (subject to certain provisions)

Non-Solicitation/ Non-Competition:	Allstate’s annual incentive program and equity award agreements generally provide, that while employed and for one year after the date of termination, award recipients may not encourage Allstate’s employees, agents, customers, or suppliers to terminate their relationship with Allstate; employ, establish or encourage any Allstate employee or agent to establish a business that would interfere with Allstate’s businesses; or otherwise interfere with, or entice away from Allstate, any Allstate customer or supplier. The non-competition restrictions similarly generally provide, that for one year following the date of termination, an award recipient agrees not to engage in, own or control an interest in, or act as principal, director, officer, or employee of, or consultant to, any firm or company that is considered a competitive business. Violation of these non-solicitation and/or non-competition provisions may lead to the forfeiture and recovery of any incentive or equity awards or proceeds of such from awards unless prohibited by applicable law.
Restrictive Covenants and Other Obligations Arising from Prior Employment:	Except as prohibited by law, Allstate expects its employees to comply with the terms of any restrictive covenants, including but not limited to non-solicitation and confidentiality provisions, to which they may be subject as a result of any former employment relationships. By signing this letter, you represent that any such covenant or obligation to which you may be subject is not an impediment to accepting employment with, or performing services for, Allstate. We would expect that you would not disclose or use any confidential information and trade secrets that you may have been exposed to at your prior company in your position at Allstate.
Allstate’s Drug Free Workplace Policy:	Allstate adheres to a Drug Free Workplace policy. To maintain a drug-free work environment, employees are prohibited from consuming or possessing unauthorized intoxicants or controlled substances, including medically prescribed marijuana, while conducting Company business or while on Company premises.
Intellectual Property Assignment Agreement:
As a condition of your employment with Allstate, read, sign, and agree to the terms of the Intellectual Property Assignment Agreement. You will be given access to this and other important documents through the Allstate Onboarding Portal. You will receive an email with the link to the Allstate Onboarding Portal once you have satisfied the background and drug screen requirement. Please complete all documentation prior to your start date.

The Allstate Corporation 3100 Sanders Road Northbrook, IL 60062

Next steps after acceptance
You will be receiving an email from [redacted] with “Allstate Insurance Company Background Verification Request” in the subject line. The email contains instructions on how to complete your background check. Please retain this email until you complete the background process.

As a condition of your employment with Allstate, read, sign, and agree to the terms of the Mutual Arbitration Agreement. You will receive an email from [redacted], which will include a link to the documentation.

To confirm your acceptance of this offer of employment, please sign, date and return this letter. We will agree to a mutually acceptable start date of no later than May 12, 2025.

Sincerely,
/s/ Chris M. DeBiase
Chris DeBiase
ACCEPTED & AGREED:
Name: Andréa Carter

Signature: __/s/ Andréa Carter_____________ Date: __2-25-25______________________

The Allstate Corporation 3100 Sanders Road Northbrook, IL 60062